Exhibit 99.1

Banc of California Names Jared Wolff as President and Chief Executive Officer
SANTA ANA, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (the “Company”), the holding company for Banc of California, N.A. (the “Bank”) (NYSE: BANC), today announced that its Board of Directors (the “Board”) has named Jared Wolff as President, Chief Executive Officer and a director of the Company, effective March 18, 2019. Mr. Wolff will also be President, CEO and a director of the Bank.
Mr. Wolff will replace current President and CEO Doug Bowers, who will continue with Banc of California to assist with the transition until April 29, 2019. Mr. Bowers has also resigned from the Board, effective March 18, 2019.
Mr. Wolff has deep experience in banking and finance. From 2002 through 2014, he served in multiple roles at PacWest Bancorp and its subsidiary bank, Pacific Western Bank, including as President and a director of Pacific Western Bank. He joins Banc of California from City National Bank, where he serves as Executive Vice President and General Counsel, managing City National’s Legal and Corporate Administrative Group.
During his career at PacWest, Mr. Wolff had oversight of all major business lines within the community bank and execution of the bank’s strategy, including corporate governance, regulatory compliance and M&A activity. Mr. Wolff also led the execution of more than 20 acquisitions, including PacWest’s $2.3 billion acquisition of CapitalSource in 2013.
“Jared is a proven financial services executive with the right experience to lead Banc of California,” said Chairman Robert D. Sznewajs. “His understanding of California’s banking landscape makes him a perfect fit for us as we continue our efforts to build Banc of California into one of the state’s premier commercial banking franchises. We are excited by the skill, experience and perspective Jared brings to our organization and look forward to writing our next chapter with him at the helm.”
“Banc of California is a remarkable bank with great potential,” said Mr. Wolff. “It has a strong capital base, a talented and experienced team and a terrific reputation among its clients. I look forward to leading Banc of California as it continues to deliver for its clients and communities and to working closely with our Board of Directors to make a sound and solid organization even better on behalf of our shareholders.”
Sznewajs continued, “We are immensely grateful for Doug’s leadership. He has enhanced Banc of California’s reputation, improved our financial position and placed us on a solid footing for the future. He has successfully executed on a vision to strengthen both our brand and our balance sheet. We wish him well in his future endeavors.”
“It has been my privilege to lead Banc of California,” said Mr. Bowers. “I am pleased with the progress the bank has made, including the creation and growth of a core commercial banking platform marked by an improved deposit franchise, high-quality assets and a disciplined credit culture. I look forward to watching Banc of California succeed for years to come. In the following weeks, I am committed to ensuring a seamless transition for our employees, clients and shareholders.”
About Banc of California, Inc.
Banc of California (NYSE: BANC) is a mid-sized financial institution with $10 billion in assets and focused on serving the diverse banking needs of California. We provide innovative banking and lending products to businesses, entrepreneurs and communities throughout California. We help our clients grow their businesses, purchase a home, create jobs, transform neighborhoods, enrich communities and empower their dreams. By supporting community organizations that provide financial literacy and job training, small business support and affordable housing, we help to grow our state’s economy and build a more positive and inclusive future for Californians. Serving and empowering California, our 750+ professionals service deposit and lending accounts from banking locations throughout Southern California. With a commitment to service and building enduring relationships, we cultivate a community and a culture of entrepreneurialism through a higher standard of banking.
For additional information, visit www.bancofcal.com

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Contacts
Investor Relations Inquiries:
Banc of California, Inc.
John A. Bogler
(855) 361-2262
Media Inquiries:
Abernathy MacGregor
James Bourne / John Peter Kaytrosh
(213) 630-6550
jab@abmac.com / jp@abmac.com